EXHIBIT 11.1

                            APS HOLDING CORPORATION
                      (Operating as Debtor-In-Possession)

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                      (in thousands, except per share data)

                                                                         Three months ended                    Six months ended
                                                                              July 25,                              July 25,
                                                                     --------------------------        ----------------------------
                                                                       1998               1997             1998              1997
                                                                     ------------    ----------        -------------     ----------
Shares for basic and diluted computations:

Basic weighted average shares outstanding ..................           13,790            13,780            13,790            13,775
Dilutive impact stock options ..............................               -- *              -- *              --                --
                                                                     --------        ----------        ----------        ----------

Dilutive weighted average shares outstanding ...............           13,790            13,780            13,790            13,775
                                                                     ========        ==========        ==========        ==========
Net loss for basic and diluted computations:

Loss before extraordinary item .............................         $(25,484)          $(9,650)       $  (47,022)       $  (10,586)
Extraordinary item - charges resulting from
 extinguishment of debt, net of income taxes ...............               --                --                --                --
                                                                     --------        ----------        ----------        ----------
     Net loss ..............................................         $(25,484)          $(9,650)       $  (47,022)       $  (10,586)
                                                                     ========        ==========        ==========        ==========
Basic net loss per share:

Loss before extraordinary item .............................         $  (1.85)          $ (0.70)       $    (3.41)       $    (0.77)
Extraordinary item - charges resulting from
 extinguishment of debt, net of income taxes ...............               --                --                --                --
                                                                     --------        ----------        ----------        ----------
     Basic net loss per share ..............................         $  (1.85)          $ (0.70)       $    (3.41)       $    (0.77)
                                                                     ========        ==========        ==========        ==========

Diluted net loss per share:

Loss before extraordinary item .............................         $  (1.85)          $ (0.70)       $    (3.41)       $    (0.77)
Extraordinary item - charges resulting from
 extinguishment of debt, net of income taxes ...............               --                --                --                --
                                                                     --------        ----------        ----------        ----------
     Diluted net loss per share ............................         $  (1.85)          $ (0.70)       $    (3.41)       $    (0.77)
                                                                     ========        ==========        ==========        ==========


   * Due to the anti-dilutive effect of the stock options on loss per share ("LPS"), such amounts have been excluded from the diluted LPS computation.